UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  February 27, 2008

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

1015 Third Avenue, 12th Floor, Seattle, Washington	98104
(Address of principal executive offices)	(Zip Code)

(206) 674-3400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information.  Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about March 24, 2008.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 2, 4, 5, 6, 8, 9, 10, 11, 14, 15, 17, 18, 19, 20, 21, 22, 23, 24 and 25 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH FEBRUARY 14, 2008

1.                                      In your 4th quarter 2007 earnings press release, you mentioned that legal fees and record-keeping requirements related to complying with the Department of Justice’s (DOJ’s) subpoena in its ongoing industry investigation cost Expeditors nearly $4 million during the quarter.  Why did this amount get so large?  What were theses costs for and going forward what do you plan to accrue or expense for legal fees?  Are all these costs one-time in nature or do you expect to see additional costs related to this investigation carry over into future quarters?  If so, do you anticipate the expenses in future quarters to be at a similar level with those recorded in the 2007 fourth quarter, or have the majority of the expenses already been incurred?  What related costs, if any, have you incurred thus far in the first quarter of 2008?  Could you please break out the costs incurred in the 4th quarter 2007 by geographic region?  How much of the $4 million in legal fees recorded in the 4th quarter of 2007 was related to the plaintiff’s civil class action lawsuit and how much to the DOJ case?

The record keeping requirements associated with this kind of a subpoena can be rather onerous in ways that you would not (at least we did not) intuitively anticipate.  With the subpoena comes a requirement that no relevant records can be deleted until such time as the DOJ determines which information is relevant.  Also, the records must be delivered in a prescribed electronic format that we can only assume is compatible with whatever search engines or data-warehousing applications are in use at the DOJ.  The vendors that can manage these conversions are rather few, and accordingly, their scarcity impacts the price it takes to get this done.  Getting the relevant data to be archived and produced took about 30 days to define and get in place before a “soft” retention cutoff date, for the record-retention portion of the subpoena, was granted.  We say “soft” retention cutoff date, because even after the 30 days passed and the relevant period was agreed upon, many kinds of files that would customarily be deleted in the normal course of business were still required to be kept.  This requirement necessitated our purchasing additional backup tapes (not cheap on a unitary basis by any means).  These are consumable items, but when you have 180 offices with multiple servers and disk drives to back up, even a few days without being able to delete redundant files stretches the capacity of any system.  Ours was no exception.  As we came to grips with keeping this data around and also providing it in a format that was stipulated in the subpoena, there were additional costs that had to be incurred.  So, it wasn’t all lawyer’s fees.  These costs are ongoing until such time as we have complied with the informational requests that were outlined in the DOJ’s subpoena.  It appears another $855,000 was incurred in January 2008.

At this point, we really can’t say how much longer this will take.  But then again, since we don’t make projections about things we understand…like the global logistics industry, we’d be more than a little stupid to make one here about future legal fees and the length of this investigation.  We’d rather not say how much we’re expecting to pay in legal fees…our attorneys read these 8-K responses, and now is no time to either disappoint or overly stimulate your attorneys.  In all seriousness, however, we think that we have a very competent legal team, both internal and external, assisting us on this investigation.  No, it is not cheap, but then quality service isn’t necessarily supposed to be.  We are doing our utmost to control costs while at the same time, make the very best effort we can to do what needs to be done.  When the bills show up, as they inevitably do, there isn’t much left to do but, to borrow an old poker adage, “read ‘em and weep”—and of course pay them when due.

As for breaking these costs out regionally, there really isn’t any point in doing that.  This is an investigation done by the United States Department of Justice.  Accordingly, we feel the costs incurred so far are corporate costs.  Provided the probe doesn’t go beyond its originally stated scope, we will not be charging these costs out to the operating units.  Should the course of the investigation become more specifically focused on any one geographic area or branch, that policy could of course change.

On a final point, you requested a break-out of the 4th quarter 2007 legal fees between the DOJ investigation and the civil class action lawsuit in which we were named, among other large logistics providers.  Since the class action suit was not filed until January 2008, none of the $4 million was directly related to this figure.

2.                                      There was a very small year-over-year compression in your airfreight yields in 4th quarter 2007.  In your Regulation FD Disclosure filed in November 2007, when asked if you expect the year-over-year increase in airfreight yields to continue into the fourth quarter, you had replied that “because of backlogs and market conditions, we expect that there will NOT be an increase in our airfreight yields continuing into the 4th quarter.... The markets are much tighter out of Asia, with backlogs emerging regularly.”  Did the actual reported airfreight yield come in higher, lower, and about in line with what you had been expecting based on market conditions at that point in 4th quarter 2007?  How would you describe current market conditions in airfreight and any implications for yields in 1st quarter 2008?

We thought being proven correct when we said in November that we didn’t expect a 4th quarter 2007 yield increase, a directional comment at best, was about as good as anyone could have expected of us.  That was, after all, as close to a projection as we’ve come.  In thinking back to when we made our original comment, we don’t recall a specific yield number about which we were guestimating.  Knowing the dynamics of the market at that point in time and recalling the dynamics that existed in the market the year before, we could not fathom that there would be a yield increase…and in fact, there was none.

Current market conditions were somewhat tight for January in a lot of major markets.  Global airfreight tonnage in January, for us anyway, was up 12%.  I guess if we were doing the Goldilocks thing, we’d be declaring things through January as “just right +.”

3.             What percentage of your total gross revenues and what percentage of your Customs Brokerage and Other Services gross revenues did your domestic U.S. freight forwarding product represent in 2007?

If it were over 10% of total gross revenue, or more than, we would have had to disclose this amount separately in accordance with the SEC disclosure rules.  Since it wasn’t disclosed separately, you can conclude that it was less than $523 million.  Customs brokerage is still the vast majority of this figure.

4.             I am working for Xxxxxx [a customer] in {location of office}, doing market price trend analysis for a couple of categories, one of which is air freight.  I went through your SEC filings for quarterly reports and got a lot of information from them.  However, I wonder whether the revenues stated in the reports always include currency effects or not since I am trying to extract these effects out of the revenues in order to come up with more accurate market prices.  Therefore, it would be very grateful of you to provide me with any information on the currency effects for the air freight business, or anything that can help me with my analysis?

Your question gave us much cause for reflection - and actually shocked us a little bit.  Before we launch into a polemical commentary about the base motivation of your question, let us explain why you won’t find what you’re looking for in our quarterly SEC filings.  Hopefully you will be able to deduce from the context of the remainder of our answer why you won’t find what you’re looking for in this response.

First off, let’s have a fundamental discussion about the two kinds of foreign exchange exposure that effect the financial statements of a multi-national company such as ours.  The first is called foreign exchange transaction exposure and the second is called foreign exchange translation exposure.

The first kind of foreign exchange exposure, transaction exposure, occurs whenever an Expeditors’ business unit has a receivable or payable on their books, which is denominated in a currency other than the local currency of the country in which the business unit is domiciled and registered.  These transactions are recorded on one date at the exchange rate in effect between the currencies in question (the local currency and the “other” currency) at that date.  Those receivables or payables can be from or to customers or service providers or they can be to or from other Expeditors’ offices.  These recorded transactions will be settled at some point in time during the ordinary course of business, the timing depending on the nature of the transaction.  Settlement is made when money, in whatever currency it might be, changes hands (i.e. when it is either paid or received).  Unless you have been very lucky (or the two currencies in question are somehow “pegged” in value to each other as in the Hong Kong Dollar or the Chinese Renminbi and the U.S. Dollar) and the laws of the Cosmos have smiled very favorably upon you, there will be a difference between the foreign exchange rates of the two currencies at the date the transaction was recorded and the foreign exchange rates at the date of settlement.  This difference will be recorded as either a gain or a loss in the financial statements.  We typically have not had material amounts of these kinds of gains or losses.  We do, however, disclose these gains or losses as required.

The second kind of foreign exchange exposure, translation exposure, occurs when we prepare consolidated financial statements of all of our operating units around the world and translate the foreign currency financial statements of each subsidiary into U.S. Dollars…the functional currency in which our consolidated financial statements are reported.  The balances in the Statement of Earnings (the P&L) are translated into U.S. Dollars at the average rate in effect over the accounting period.  The Balance Sheet is translated at the spot rate as of the end of the accounting period.  After the foreign exchange translations are completed, the venerable accounting formula of Asset - Liabilities = Equity is not complete.  The adjustment to record the effect of the change in the translation rates from the prior period end is recorded as a separate component of Equity, euphemistically known as “Other Comprehensive Income.”  This will “balance” the Balance Sheet.  As foreign currencies strengthen against the U.S. Dollar, translated revenues and expenses increase, as do translated profits.  As foreign currencies weaken against the U.S. Dollar, translated revenues and expenses decrease, as do translated profits.  A statement detailing out the degree to which the variation of aggregate exchange ranges impacts revenues, expenses or profits, is not something that you will find in our financial statements.

We’re sure that you are aware that Xxxxxx is an airfreight customer of Expeditors.  Even though we use a certain amount of your products in our business, we don’t have a financial analyst who sits around here reading your financial filings trying to figure out ways to negate the currency impacts on those rates we pay to you for your products to enable us to calculate a more accurate “market rate”.

Please consider the following:

1.              You profess to be looking for information on the impact of currency effects on revenues “in order to come up with more accurate market prices.”  We would counter that any currency effects are part, or should be part of, the market price.

2.              From an accounting perspective, if the currency impact isn’t reflected in pricing and, therefore, in gross revenues, we are at a loss as to where it would be included.

3.              We obviously have a different perspective on the role currency variations should play in market pricing.  Your view certainly appears desirable if you are limiting your analysis of market pricing to a purchasing perspective.  We’re curious as to whether you follow this same methodology with the prices you charge your customers?

Since we disagree at a very fundamental level, there is really not a lot more we can say.  Some things in a good business partnership, just like some things in a good marriage, are best experienced separately.  As Jerry Seinfeld says, “Some times the road less traveled is less traveled for a reason”.

5.                                      Salaries and related costs as a percentage of net revenue improved again sequentially as well as versus the year ago.  Are you still focusing your attention on reducing labor costs in 2008 based upon the current environment and your near-term expectations?

To be more specific and to make sure that we are not misunderstood, we do anticipate growing our business in 2008 - all apparent hopes for a [r-word deleted] not withstanding.  This means that we’ll anticipate increasing, as opposed to decreasing, our real labor costs in 2008.  Our goal however, is to increase productivity at the same time.  By focusing on that objective, our expectation is that we will be able to handle more incremental business with less incremental increases in employee head count.  Ideally, done well, the salaries and related costs as a percentage of net revenue will be lower in 2008 than was experienced in 2007.

6.                                      Rental and occupancy costs as a percentage of net revenue increased in 4th quarter 2007 versus the easy comparison a year ago but is consistent with the past few quarters, has Expeditors significantly increased the number of facilities it rents/occupies and could you provide some directional guidance for how we should think of this expense line item going forward in terms of absolute costs or as a % of net revenue?

This would depend on how granular one would expect to get on analyzing this number.  Given the relative “fixed” nature of the costs reported on this line item, we would point out that being consistent over the past few quarters is as good an indicator of a normalized number as one could hope for.  If one were to apply last year’s (2006) rental occupancy costs as a percentage of this year’s (2007) net revenue, one could extrapolate that we spent $957,130 more in 2007 on rent and occupancy than we should have, assuming the 2006 percentages were constant in 2007.  That is nearly a 5% variance as per the line item, but it’s less that .5% of total overhead costs.  It’s not that we want to appear to be blasé about this…we aren’t.  We just know that since our branch managers’ compensation is directly affected by what they pay for rent, the number is as good a number as 180 of our district managers out there managing the heck out of our numbers can make it.  We have great confidence in them.  Accordingly, for that kind of a variance, we’re not concerned at all.  Given that these costs are more fixed than variable, we would expect there to be less variation in this line item than in other line items.  We would say the sequential “growth on fixed” pattern is more accurate than assuming an unvarying percentage…even though the percentage of net revenue variations, in our opinion, are not that great.

7.                                      Even excluding the $4 million in legal costs, other expense was elevated as a % of revenue, were there any other additional costs that you consider not on-going in that expense line item? Were there any other unusual expenses that flowed through the “other” operating expense line which grew approximately 27% even excluding the ~$4 million in legal fees and record keeping requirements?

While “Other”, even excluding the impact of the 4th quarter 2007 legal expenses, did grow on a year-over-year comparison, if you look at the sequential trend in these other expenses you’ll see that, adjusted for the approximate $4 million, the costs seem to be in line, in fact, maybe a little less, than was reported in the 3rd quarter of 2007.  A summary of “Other” through the last 5 quarters is shown below.

4th Quarter 2007	3rd Quarter 2007	2nd Quarter 2007	1st Quarter 2007	4th Quarter 2006
$26,861	$23,752	$19,843	$21,512	$18,063

Most of the components of “Other” are of a fixed-variable nature.  However, there are other components, like Bad Debt Expense, Other Business Taxes (Sales and Use Tax, Business and Occupation Tax, etc. - taxes other than income tax), where adjustments are made from time to time to reflect the best information available.  These items individually are insignificant, but in the aggregate, while still insignificant to the income statement as a whole, can be noteworthy for their impact on the “Other” line item in any one quarter.

8.                                      Can you provide capital expenditures guidance for 2008?

Right now, things look very similar to the capital expenditures made in 2007 and, according to our capital budget, we estimate our 2008 capital budget will be approximately $85 million.

9.                                      What trends in year-over-year net revenue and operating income growth did you see sequentially throughout the quarter from October through December?  Did those trends continue in January?  Can you also please provide your monthly airfreight and ocean freight tonnage growth rates for the fourth quarter as well as January if available?

Year-over-year increases per category are shown below.

	October 2007	November 2007	December 2007	January 2008
Net Revenue	16%	13%	11%	13%

Operating Income	14%	10%	5%	11%

Airfreight tonnage	17%	13%	1%	12%

Ocean Freight container count	12%	14%	8%	12%

10.                               Please provide an update on volume and capacity trends along the U.S. to Asia, Asia to U.S., Asia to Europe and Intra-Asia trade lanes.

•                  U.S. to Asia has ample capacity…and typically does as a result of the Asia to U.S. outbound to inbound ratio.  For the market in general, this ratio is between 4:1 and 5:1 (4 to 5 kilos of freight inbound FROM Asia for every 1 kilo that moves outbound TO Asia.)

•                  Asia to U.S. is busy, as noted above.  Freight volumes in January grew 12% for both air and ocean.

•                  Asia to Europe is very similar to Asia to U.S…in fact, that lane might be a bit more advanced at this stage.

•                  Intra-Asia business is very robust, albeit these are small yield markets.

11.                               Have the backlogs out of Asia improved?  Do you anticipate Airfreight yields will be impacted by this again in 1st quarter 2008?

We did have some backlogs in December…however, January was a pretty good month.  Our air freight tonnage was up 12% year-over-year in January 2008 versus January 2007.  When you start handling freight through some of the larger airports in Asia in the volumes that we experience, it is difficult not to have intermittent backlogs.  To view the absence of backlogs as an indication that there is no pressure in the system is like saying the water isn’t hot since although your skin is red, it isn’t blistered.  Time becomes the true test, since the longer your hand is in hot water, the more apparent is the elevated temperature.

We would anticipate that air freight yields would expand somewhat sequentially from the 4th quarter 2007, but don’t expect they will increase year-over-year for the 1st quarter 2008 versus the 1st quarter 2007.  We would hasten to point out, however, that expressing what we think might or might not happen with respect to airfreight yield trends, particularly in this context, is much closer to a random musing than it is a formal projection.  This means that we’re not going to take any responsibility for expressing this random musing if things turn out differently.

12.                               On a regional basis, gross yields in the Far East and Australia/New Zealand declined notably on a year-over-year basis despite the fairly easy comparisons, what was this attributable to?

We’re not absolutely sure that we agree with the part about “easy comparisons”.  Australia/New Zealand yields were impacted by currency fluctuations and both Australia/New Zealand and the Asia offices were impacted by fuel price increases, particularly in December, which were implemented by the carriers in such a way that we had too little time to implement them with the customers before the end of the year.

13.                               What was then FTE headcount for the 4th quarter 2007?

	31-Dec-07	31-Dec-06	Diff	% Diff
North America	4,520	4,276	244	5.7%
Asia	3,364	3,054	310	10.2%
Europe and Africa	1,908	1,840	68	3.7%
Middle East	989	894	95	10.6%
South America	611	579	32	5.5%
South Pacific	214	220	(6)	-2.7%
Information Systems	546	510	36	7.1%
Corporate	169	165	4	2.4%
Total	12,321	11,538	783	6.8%

14.                               How has the recent series of snow storms in China impacted your ocean forwarding business there?  How do you expect those snow storms might impact freight timing going forward especially in the context the Lunar New Year holiday beginning February 7th 2006?  Have the storms provided any opportunities?

While there were some temporary interruptions caused by fog and snow storms, except for several isolated instances, things seemed to have rationalized by the beginning of Chinese New Year.  We’re not sure we looked for any opportunities.  We’re primarily about servicing the needs of our existing customers in these trying circumstances, not trying to impress a bunch of people who haven’t used us before, and may not use us once the crisis is over, particularly at the expense of existing loyal customers.

15.                               Please discuss the timing of the Lunar New Year versus last year and any associated impact.

In 2008, the Lunar New Year (or Chinese New Year Gung Hay Fat Choi!) began on February 7th.  Last year, it was nearly two weeks later, beginning on February 19th, 2007.

Because the Lunar New Year is so universally observed in Asia, it impacts all of mainland Asia.  The fact that both the 2008 and the 2007 Lunar New Year fell entirely in February in both years, we’re hard pressed to see any extraordinary impact on freight flows.  We would add our annual caveat that for us internally, because of the Lunar New Year, we tend to consider January and February as one month for comparison purposes.

16.                               I am an investor in your company.  As I look through the Boston Yellow Pages under Freight Forwarding, I do not see a listing for Expeditors International.  I’m sure you handle your business exceptionally well, however wouldn’t having a listing in the Yellow Pages be good for bringing in business?  I would be very happy to hear from you as it interests me immensely.  By the way, I love Expeditors and all I know about it.

We would regard paying money for listings in the Yellow Pages as a colossal waste of money, regardless of how modest a Yellow Page listing might be.  It is not our style to wait for someone to discover our name in the Yellow Pages and give us a call.  Quite the opposite.  We have an active sales program.  We believe that we need to seek out and define customer and potential customer business needs by face to face contact.  We do this by “earning” it the good old fashioned way…rolling up our sleeves and selling.

17.                               Please comment on recent volumes and pricing trends?

This is a rather open-ended question the way it is written.  We’ve noted the percentage increases in volumes in both air and ocean freight in our response to question # 9 above.

18.                               Please comment on the impact of currency movements on revenues / profitability?

Currency did play an impact, but it is difficult to quantify just how much.  For instance, a weak U.S. Dollar spurs exports of U.S. manufactured goods, but tends to slow the consumption of foreign imports into the U.S.  Expeditors is a global company and the impacts of currency fluctuations on our profitability is not always a zero sum game.

19.                               Please discuss the reasons for the yield compression in airfreight and ocean freight forwarding.  Qualitatively, how much of the compression was related to a lag of passing though rising fuel prices and how much to tighter capacity conditions?

Ocean freight forwarding yield compressions were primarily a result of supply and demand situations in the ocean markets.  You will observe that the ocean yields have been compressing all year.

Airfreight yield compressions were a result of fuel price increases being implemented without enough forewarning to allow us to be able to pass these increases on before the end of the year.

20.                               Excluding the costs related to the DOJ investigation, were there any particular cost pressures that led to 4th quarter operating margin contraction?  Was Expeditors able to fully pass on the spike in fuel surcharge costs to its customers or was margin impacted by the lag in fuel surcharge recovery?

If you exclude the costs related to the DOJ investigations, there really wasn’t much of a 4th quarter operating margin contraction…at least based on how we calculate this ratio.  If you divide operating income, even including the DOJ investigation related costs, by net revenue, the operating margin contraction is only about 131 basis points.  If you were to exclude the costs of the DOJ investigation, you’d find that this “contraction”, particularly on a ratio that is substantially higher than any other logistics company we’d consider a comparable competitor, is negligible to our way of thinking.

We were certainly unable to pass through some of the rate increases that occurred during the month of December to the extent that we would have liked, and that, to a degree, did impact our operating margins.  Also impacting our operating margins was the fact that the year-over-year growth in airfreight tonnages in December was basically flat when compared with 2006.

21.                               To what extent does Expeditors or its customers feel the effect of inflationary costs in the major Chinese cities such as Shanghai?

Just like we do in any other major city in the world.  This is one of the reasons that we’ve moved to purchase real estate in three key markets in China - Hong Kong, Shanghai and Beijing.  We did this to stabilize the second largest expense item we have after salaries, the rent and occupancy costs, far into the future.

22.                               What percentage of Expeditors business is project cargo or breakbulk?

While it is not a large percentage of our total revenue, given we did over $5.2 billion in revenue in 2007, even a small percentage of that number can represent a lot of business.  Our real entrée to this business was as an adjunct to our oil and energy business.  It wasn’t too long, however, that we determined that project cargo, separate and apart from the oil and energy business presented a great growth opportunity.  While this project business is not yet a major product offering, over the past several years we have made significant investments in successfully building the foundations of this program.  We have attracted key personnel and have begun to implement a strategy that is consistent and compatible with the Expeditors’ culture.  This foundation has allowed us to gain market share and create an organization that will help this product become an increasingly important part of our existing, and more importantly, our future overall service offerings.

23.                               Do you expect the seasonal shipping pattern out of China to be altered given the Olympics - i.e., due to the potential congestion and potential production restrictions in Northern China in late summer.

This topic certainly seems to be getting a lot of play, albeit we’re not sure why.  The Chinese government, true to form, has taken a very systematized approach to this situation.  New terminals will be opened in Beijing to accommodate the passengers expected to arrive for the Olympics and freight operations will be moved temporarily to Tianjin…a port city about 120 kilometers from Beijing.

The Chinese government does not seem to be concerned about this situation.  They have anticipated the problem and designed a plan to manage it.  If they aren’t concerned, we don’t think we need to be concerned either.

24.          The reported operating earnings growth rate for the fourth quarter was 8%.  Adding back the $4 million in DOJ subpoena related costs to 4th quarter 2007, results in an adjusted operating earning growth of 12%.  Looking back at the comparison 4th quarter 2006, Other Expenses of $18 million appeared unusually low relative to the $20 million, $21million and $22 million reported for the first three quarters of  2006 and the $21.5 million reported for 1st quarter of 2007.  Adjusting the $18 million to a normalized expense of $21 million would yield a core normalized growth of 15% for the 4th quarter 2007, much better than the reported 8%.  Were there unusually low expenses or one-time gains imbedded in 4th quarter 2006 Other Expenses that would be helpful in assessing a core normalized growth rate?

We would refer you to our response to question # 7 above.  As we’ve noted above, however, “Other” doesn’t grow linearly, although we do applaud the time you took thinking through this question.  We think it’s pointless to calculate a “core normalized growth rate” to use for the “Other” line items but then again, we only work here.

25.                               As a long term shareholder, I’d like your thoughts as to why the stock markets treat you so poorly?  Your third quarter was a record, the stock hit 53 and then ever so quickly goes to 40 before climbing back up to 46.  Your fourth quarter was also good despite the DOJ expense and you get punished again.  You did beat many other stalwarts, and everyone knows who they are, and yet you get pummeled again.  In fact, in looking on Yahoo, I see 2007 net earnings were up 14% following 2006 net earnings up 23%—that is a combined growth rate of nearly 40% over that period of time and yet, if the historical stock prices listed out on Yahoo are reliable, the stock hasn’t risen appreciably since May of 2006 and only 10% since February 2006.  I guess it’s because “the street” doesn’t like good news?

The vagaries of why the stock market does what it does are lost on us as well.  We have any number of institutional investors tell us how much they like the company and how well their investment has done while offering up paeans like “Your company is just wonderful, we’re never going to sell our shares”.  When the institutional ownership reports show up, their erstwhile names have disappeared and we find ourselves asking ourselves “What’s changed”?

Basically we have found some solace in recognizing that there is a difference between pursuing a more noble objective of  striving to be a best in class company and, on the other hand, desiring to be a best in class investment.  Good companies have staying power and the achievement of that status is primarily an internally controlled process.  Good investments, on the other hand, are amazingly like good football coaches.  They are basically only as good as what they may have done for you lately.  Hero last year when they won the Superbowl, goat this year when they were eliminated in the conference championship game, out in the cold next year if they don’t win the Superbowl again, regardless of whether or not they have a winning record.  The key difference being that the title of “Good Investment” is externally bestowed, often by those who have limited, if any, understanding of the businesses they follow.  Because of that, there is a certain amount of superficiality that can permeate the process.

Over time, however, we do believe strong consistent performance is recognized by the market.  As long as we do more of the same, even if our accomplishments seemed unrecognized at the moment, we understand that the worst thing we can do is to “morph” the Company, or our culture, to try to influence its external perception in order to gain acceptance by those for whom, at best, we will only be a passing dalliance.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

February 27, 2008	/s/ PETER J. ROSE
Peter J. Rose, Chairman and Chief Executive Officer

February 27, 2008	/s/ R. JORDAN GATES
R. Jordan Gates, President and Chief Operating Officer
(Principal Financial and Accounting Officer)